Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF

6.5% MANDATORY CONVERTIBLE PREFERRED STOCK

of

HECLA MINING COMPANY.

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

The undersigned, Philip C. Wolf, Senior Vice President and General Counsel of Hecla Mining Company, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify that the Board of Directors of the Corporation (the “Board of Directors”), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, hereby makes this Certificate of Designations (this “Certificate”) and hereby states and certifies that pursuant to the authority expressly vested in the Board of Directors by the Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”), the Board of Directors duly adopted the following resolutions:

RESOLVED, that, pursuant to Article IV of the Restated Certificate of Incorporation (which authorizes 5,000,000 shares of Preferred Stock, par value $0.25 per share (the “Preferred Stock”)), and the authority conferred on the Board of Directors, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

RESOLVED, that each share of such series of new Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

(1) Number and Designation. Two million twelve thousand five hundred (2,012,500) shares (including up to 262,500 shares subject to the underwriters’ over-allotment option) of the Preferred Stock of the Corporation shall be designated as “6.5% Mandatory Convertible Preferred Stock” (the “Mandatory Convertible Preferred Stock”).

(2) Certain Definitions. As used in this Certificate, the following terms shall have the meanings defined in this Section 2:

“Affiliate” shall have the meaning given to that term in Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereunder.

“Agent Members” shall have the meaning set forth in Section 18(a).

“Applicable Market Value” means the average of the Closing Prices per share of Common Stock over the 20 consecutive Trading Day period ending on the third Trading Day immediately preceding the Mandatory Conversion Date or the Provisional Conversion Date, as applicable.

“Board of Directors” shall have the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close.

A “Cash Acquisition” will be deemed to have occurred at such time after the Issue Date that there is the consummation of any acquisition (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of the Corporation or any sale, lease or other transfer of the Corporation’s and its subsidiaries’ consolidated assets) or a series of related transactions or events pursuant to which 90% or more of the Common Stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property, and more than 10% of the cash, securities or other property consists of cash, securities or other property that is not, or upon issuance shall not be, traded on the New York Stock Exchange or quoted on the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors).

“Cash Acquisition Conversion” shall have the meaning set forth in Section 10(a).

“Cash Acquisition Conversion Additional Conversion Amount” shall have the meaning set forth in Section 10(c)(ii).

“Cash Acquisition Conversion Date” means the effective date of any Cash Acquisition Conversion of Mandatory Convertible Preferred Stock pursuant to Section 10.

“Cash Acquisition Conversion Period” shall have the meaning set forth in Section 10(a).

“Cash Acquisition Conversion Rate” means the conversion rate set forth in the table below for the applicable Effective Date and the applicable Stock Price applicable to Cash Acquisition Conversions during the Cash Acquisition Conversion Period:

Stock Price on Effective Date
Effective Date	$2.00	$4.00	$6.00	$8.00	$9.70	$10.77	$11.83	$14.00	$16.00	$18.00	$20.00	$25.00	$30.00
December 18, 2007	9.8651	9.2917	8.9006	8.6721	8.5568	8.5079	8.4715	8.4237	8.3988	8.3847	8.3769	8.3708	8.3717
January 1, 2009	10.1118	9.6760	9.2186	8.8966	8.7191	8.6408	8.5813	8.5014	8.4588	8.4338	8.4191	8.4045	8.4017
January 1, 2010	10.2320	10.1104	9.7159	9.2722	8.9747	8.8348	8.7269	8.5834	8.5107	8.4708	8.4493	8.4301	8.4266
January 1, 2011	10.3093	10.3093	10.3093	10.3093	10.3093	9.2876	8.4502	8.4502	8.4502	8.4502	8.4502	8.4502	8.4502

If the Stock Price falls between two Stock Prices set forth in the table above, or if the Effective Date falls between two Effective Dates set forth in the table above, the Cash Acquisition Conversion Rate shall be determined by straight-line interpolation between the Cash Acquisition Conversion Rates set forth for the higher and lower Stock Prices and Effective Dates, as applicable, based on a 365-day year.

If the Stock Price is in excess of $30.00 per share (subject to adjustment), then the Cash Acquisition Conversion Rate shall be the Minimum Conversion Rate. If the Stock Price is less than $2.00 per share (subject to adjustment), then the Cash Acquisition Conversion Rate shall be the Maximum Conversion Rate.

The Stock Prices in the column headings in the table above are subject to adjustment in accordance with the provisions of Section 15(c)(iii). The conversion rates set forth in the table above are each subject to adjustment in the same manner as each Fixed Conversion Rate as set forth in Section 15.

“Cash Acquisition Dividend Make-Whole Amount” shall have the meaning set forth in Section 10(c)(i)(B).

“Cash Acquisition Notice” shall have the meaning set forth in Section 10(b).

“Certificate” shall have the meaning set forth in the recitals.

“Closing Price” of the Common Stock or any securities distributed in a Spin-Off, as the case may be, means, as of any date of determination:

(a) the closing price on that date or, if no closing price is reported, the last reported sale price, of shares of the Common Stock or such other securities on the New York Stock Exchange on that date; or

(b) if the Common Stock or such other securities are not traded on the New York Stock Exchange, the closing price on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such other securities are so traded or, if no closing price is reported, the last reported sale price of shares of the Common Stock or such other securities on the principal U.S. national or regional securities exchange on which the Common Stock or such other securities are so traded on that date; or

(c) if the Common Stock or such other securities are not traded on a U.S. national or regional securities exchange, the last quoted bid price on that date for the Common Stock or such other securities in the over-the-counter market as reported by Pink Sheets LLC or a similar organization; or

(d) if the Common Stock or such other securities are not so quoted by Pink Sheets LLC or a similar organization, the market price of the Common Stock or such other securities on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For the purposes of this Certificate, all references herein to the closing price and the last reported sale price of the Common Stock on the New York Stock Exchange shall be such closing price and last reported sale price as reflected on the website of the New York Stock Exchange (www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing price and the last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing price and the last reported sale price on the website of the New York Stock Exchange shall govern.

“Common Stock” as used in this Certificate means the Corporation’s common stock, par value $0.25 per share, as the same exists at the date of filing of this Certificate relating to the

Mandatory Convertible Preferred Stock, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

“Conversion Date” shall have the meaning set forth in Section 4(d).

“Corporate Trust Office” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.

“Corporation” shall have the meaning set forth in the recitals.

“Current Market Price” per share of Common Stock on any date means for the purposes of determining an adjustment to the Fixed Conversion Rate:

(a) for purposes of adjustments pursuant to Section 15(a)(ii), Section 15(a)(iv)(A) in the event of an adjustment not relating to a Spin-Off, and Section 15(a)(v), the average of the Closing Prices over the five consecutive Trading Day period ending on the Trading Day preceding the Ex-Date with respect to the issuance or distribution requiring such computation;

(b) for purposes of adjustments pursuant to Section 15(a)(iv)(B) in the event of an adjustment relating to a Spin-Off, the average of the Closing Prices over the first ten consecutive Trading Days commencing on and including the fifth Trading Day following the Ex-Date for such distribution; and

(c) for purposes of adjustments pursuant to Section 15(a)(vi), the average of the Closing Prices over the five consecutive Trading Day period ending on the seventh Trading Day after the Expiration Date of the tender offer or exchange offer.

“Depositary” means DTC or its nominee or any successor appointed by the Corporation.

“Dividend Payment Date” means January 1, April 1, July 1, and October 1 of each year to and including the Mandatory Conversion Date.

“Dividend Period” means the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date, except that the initial Dividend Period will commence on and include the Issue Date and will end on and exclude the April 1, 2008 Dividend Payment Date.

“Dividend Rate” shall have the meaning set forth in Section 4.

“DTC” means The Depository Trust Corporation.

“Early Conversion” shall have the meaning set forth in Section 9(a).

“Early Conversion Additional Conversion Amount” shall have the meaning set forth in Section 9(c).

“Early Conversion Date” shall have the meaning set forth in Section 9(b).

“Effective Date” shall have the meaning set forth in Section 10(a).

“Exchange Property” shall have the meaning set forth in Section 15(e).

“Ex-Date” when used with respect to any issuance or distribution, means the first date on which shares of the Common Stock trade without the right to receive such issuance or distribution.

“Expiration Date” shall have the meaning set forth in Section 15(a)(vi).

“Expiration Time” shall have the meaning set forth in Section 15(a)(vi).

“Fair Market Value” means the fair market value as determined in good faith by the Board of Directors, whose determination shall be conclusive and set forth in a resolution of the Board of Directors.

“Fixed Conversion Rates” means the Maximum Conversion Rate and the Minimum Conversion Rate.

“Global Preferred Share” shall have the meaning set forth in Section 18(a).

“Global Shares Legend” shall have the meaning set forth in Section 18(a).

“Holder” means the person in whose name the shares of the Mandatory Convertible Preferred Stock are registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Mandatory Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Initial Price” shall have the meaning set forth in Section 8(b)(ii).

“Issue Date” shall mean December 18, 2007, the original date of issuance of the Mandatory Convertible Preferred Stock.

“Junior Stock” means the Common Stock, our Series A Junior Participating Preferred Stock, $0.25 par value per share, and each other class of capital stock or series of Preferred Stock established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Mandatory Convertible Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution.

“Liquidation Preference” means, as to the Mandatory Convertible Preferred Stock, $100.00 per share.

“Mandatory Conversion Additional Conversion Amount” shall have the meaning set forth in Section 8(d).

“Mandatory Conversion Date” means January 1, 2011.

“Mandatory Conversion Rate” shall have the meaning set forth in Section 8(b).

“Mandatory Convertible Preferred Stock” shall have the meaning set forth in Section 1.

“Material Transaction” means the purchase, acquisition, by lease, exchange, merger, consolidation, succession or other acquisition, in one transaction or a series of related transactions by the Corporation and/or any of its wholly-owned subsidiaries from the same seller, of assets or a business, the aggregate purchase price of which is equal to or exceeds $100,000,000.

“Maximum Conversion Rate” shall have the meaning set forth in Section 8(b)(iii).

“Maximum Provisional Conversion Rate” shall have the meaning set forth in the definition of “Provisional Conversion Rate.”

“Minimum Conversion Rate” shall have the meaning set forth in Section 8(b)(i).

“Minimum Provisional Conversion Rate” shall have the meaning set forth in the definition of “Provisional Conversion Rate.”

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, or the Secretary of the Corporation.

“Officer’s Certificate” means a certificate of the Corporation, signed by any duly authorized Officer of the Corporation.

“Parity Stock” means the Series B Cumulative Convertible Preferred Stock, $0.25 par value per share, and each other class of capital stock or series of Preferred Stock established after the Issue Date, the terms of which expressly provide that such class or series shall rank on a parity with the Mandatory Convertible Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Stock” shall have the meaning set forth in the recitals.

“Provisional Conversion Date” means the date fixed by the Board of Directors for the Provisional Conversion of the Mandatory Convertible Preferred Stock into shares of Common Stock, which will be no less than 45 nor more than 60 calendar days from the date of the written notice exercising such right.

“Provisional Conversion Rate” means the conversion rate set forth in the table below for the Applicable Market Value:

Applicable Market Value	Provisional Conversion Rate	Conversion Value (Applicable Market Value Multiplied by the Provisional Conversion Rate)
$2.00	19.2474 (“maximum provisional conversion rate”)	$38.49
$4.00	13.7474	$54.99
$6.00	11.9141	$71.48
$8.00	10.9974	$87.98
$10.00	10.4474	$104.47
$12.00	10.0808	$120.97
$14.00	9.8189	$137.46
$16.00	9.6224	$153.96
$18.00	9.4696	$170.45
$20.00	9.3474	$186.95
$22.00	9.2474	$203.44
$24.00	9.1641	$219.94
$26.00	9.0936	$236.43
$28.00	9.0331	$252.93
$30.00	8.9808 (“minimum provisional conversion rate”)	$269.42

The exact Applicable Market Value may not be set forth on the table, in which case the following rules shall apply.

If the Applicable Market Value is between two Applicable Market Values on the table, the Provisional Conversion Rate will be determined by straight-line interpolation between the Provisional Conversion Rates set forth for the higher and lower Applicable Market Values.

If the Applicable Market Value is in excess of $30.00 per share (subject to adjustment), then the Provisional Conversion Rate will be the Minimum Provisional Conversion Rate (subject to adjustment).

If the Applicable Market Value is less than $2.00 per share (subject to adjustment), then the Provisional Conversion Rate will be the Maximum Provisional Conversion Rate (subject to adjustment).

The Applicable Market Values set forth in the first column of the table will be adjusted as of any date on which the Fixed Conversion Rates of the Mandatory Convertible Preferred Stock are adjusted. The Adjusted Applicable Market Values will equal the Applicable Market Values applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to the Applicable Market Value adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted.

“Provisional Conversion Right” shall have the meaning set forth in Section 11(a).

“Record Date” means March 15, June 15, September 15, and December 15, immediately preceding the April 1, July 1, October 1, and January 1, respectively, Dividend Payment Date. These Record Dates shall apply regardless of whether a particular Record Date is a Business Day.

“Record Holder” means a Holder of record of the Mandatory Convertible Preferred Stock as such Holder appears on the stock register of the Corporation at 5:00 p.m., New York City time, on a Record Date.

“Reorganization Event” shall have the meaning set forth in Section 15(e).

“Restated Certificate of Incorporation” shall have the meaning set forth in the recitals.

“Senior Stock” means any class of capital stock or series of Preferred Stock established after the Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution.

“Share Cap” shall have the meaning set forth in Section 4A(e).

“Shelf Registration Statement” shall mean a shelf registration statement filed with the Securities and Exchange Commission in connection with the issuance of or resales of shares of Common Stock issued as payment of a dividend, including dividends paid in connection with a conversion, as described under Section 4A(f).

“Spin-Off” means a dividend or other distribution of shares to all or substantially all holders of Common Stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of the Corporation.

“Stock Price” means the price paid per share of Common Stock in a Cash Acquisition. If the consideration paid consists only of cash, the Stock Price shall equal the amount of cash paid per share. In all other circumstances, the Stock Price shall be the average of the Closing Prices per share of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day preceding the Effective Date.

“Threshold Appreciation Price” shall have the meaning set forth in Section 8(b)(i).

“Trading Day” means a day on which the Common Stock:

(a) is not suspended from trading on any U.S. national or regional securities exchange or association or over-the-counter market at the close of business; and

(b) has traded at least once on the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer Agent” shall initially mean American Stock Transfer & Trust Company, New York, New York, the Corporation’s duly appointed transfer agent, registrar, and conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.

“Voting Rights Class” shall have the meaning set forth in Section 6(a)(i).

“Voting Rights Triggering Event” shall mean the failure of the Corporation to pay dividends on the Mandatory Convertible Preferred Stock with respect to six or more Dividend Periods (whether or not consecutive).

(3) Ranking. The Mandatory Convertible Preferred Stock will, with respect to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation rank (i) senior to all Junior Stock, (ii) on parity with all Parity Stock and (iii) junior to all Senior Stock and the Corporation’s existing and future indebtedness.

(4) Dividends. (a) Holders of shares of outstanding Mandatory Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, or an authorized committee of the Board of Directors, out of funds of the Corporation legally available therefor, cumulative dividends at the rate per annum of 6.5% per share on the Liquidation Preference (the “Dividend Rate”) (equivalent to $6.50 per annum per share).

Dividends shall be payable in arrears on each Dividend Payment Date (commencing on April 1, 2008) for the Dividend Period ending immediately prior to such Dividend Payment Date, to the Record Holders of Mandatory Convertible Preferred Stock on the Record Date applicable to such Dividend Payment Date. If a Dividend Payment Date is not a Business Day, payment will be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay. Such dividends shall be cumulative from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date, whether or not in any Dividend Period(s) there shall have been funds of the Corporation legally available for the payment of such dividends. Accumulated dividends on shares of Mandatory Convertible Preferred Stock shall not bear interest if they are paid subsequent to the applicable Dividend Payment Date.

Dividends payable for each full Dividend Period will be computed by dividing the Dividend Rate by four. Dividends payable for any period other than a full Dividend Period shall be computed on the basis of the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months).

(b) No dividend shall be declared or paid upon, or any sum or number of shares of the Common Stock set apart for the payment of dividends upon, any outstanding share of Mandatory Convertible Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods shall have been declared and paid upon, or a sufficient sum or number of shares of Common Stock shall have been set apart for the payment of such dividend upon, all outstanding shares of Mandatory Convertible Preferred Stock.

(c) Holders of shares of Mandatory Convertible Preferred Stock shall not be entitled to any dividends on the Mandatory Convertible Preferred Stock, whether payable in cash, property or stock, in excess of full cumulative dividends.

(d) Dividends on any share of Mandatory Convertible Preferred Stock converted to Common Stock shall cease to accumulate on the Mandatory Conversion Date, the Cash Acquisition Conversion Date, the Early Conversion Date or Provisional Conversion Date (each, a “Conversion Date”), as applicable.

(e) The Corporation shall disclose in its annual and quarterly reports on Form 10-K and Form 10-Q, respectively, filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the amount of any accumulated and unpaid dividends on Mandatory Convertible Preferred Stock for Dividend Periods ending prior to the last date of the relevant quarterly or annual period as to which such report relates.

(4A) Method of Payment of Dividends. (a) Subject to Section 4A(e), any declared dividend (or any portion of any declared dividend) on the Mandatory Convertible Preferred Stock, whether or not for a current Dividend Period or any prior Dividend Period (including in connection with the payment of accumulated and declared and unpaid dividends to the extent required to be paid pursuant to Section 8, Section 9, or Section 10), may be paid by the Corporation, as determined in the Corporation’s sole discretion:

(i) in cash;

(ii) by delivery of shares of Common Stock; or

(iii) through any combination of cash and shares of Common Stock.

(b) Each payment of a declared dividend on the Mandatory Convertible Preferred Stock shall be made in cash, except to the extent the Corporation elects to make all or any portion of such payment in Common Stock by giving notice to Holders thereof of such election and the portion of such payment that shall be made in cash and the portion of such payment that shall be made in Common Stock no later than 10 Trading Days prior to the Dividend Payment Date for such dividend.

(c) Common Stock issued in payment or partial payment of a declared dividend shall be valued for such purpose at 97% of the average of the Closing Prices per share of Common Stock over the five consecutive Trading Day period ending on the second Trading Day immediately preceding:

(i)	the applicable Dividend Payment Date, in respect of a dividend payable on any such date; or
(ii)	the Mandatory Conversion Date, the Early Conversion Date, or the Cash Acquisition Conversion Date, as applicable, in respect of a dividend payable on such date.

(d) No fractional shares of Common Stock shall be delivered to Holders in payment or partial payment of a dividend. A cash adjustment shall be paid to each Holder that would otherwise be entitled to a fraction of a share of Common Stock based on the average of the Closing Prices of the Common Stock over the five consecutive Trading Day period ending on the second Trading Day immediately preceding the Dividend Payment Date for such dividend.

(e) Notwithstanding the foregoing, in no event shall the number of shares of Common Stock delivered in connection with any regular dividend payment or any dividend payment made in connection with a conversion exceed a number equal to the total dividend payment divided by $3.395 (this number of shares, the “Share Cap”), subject to adjustment in the same manner (but on an inversely proportional basis) as each Fixed Conversion Rate as set forth in Section 15. To the extent the Corporation does not deliver shares of Common Stock as a result of the Share Cap and the Corporation is legally able to do so, the Corporation shall, notwithstanding any notice by it to the contrary, pay the remaining declared and unpaid dividends in cash.

(f) To the extent that the Corporation, in its reasonable judgment, determines that a Shelf Registration Statement is required in connection with the issuance of, or for resales of, Common Stock issued as payment of a dividend, including dividends paid in connection with a conversion, the Corporation shall, to the extent such a Shelf Registration Statement is not currently filed and effective, use its reasonable best efforts to file and maintain the effectiveness of such a Shelf Registration Statement until the earlier of such time as all sales of Common Stock have been resold thereunder and such time as all such shares are freely tradeable without registration. To the extent applicable, the Corporation shall also use its reasonable best efforts to have the shares of Common Stock qualified or registered under applicable state securities laws, if required, and approved for listing on the New York Stock Exchange (or if the Common Stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed).

(5) Payment Restrictions. (a) Unless all accumulated and unpaid dividends on Mandatory Convertible Preferred Stock for all prior Dividend Periods shall have been paid in full, the Corporation shall not:

(i)	declare or pay any dividend or make any distribution of assets on any Junior Stock, other than dividends or distributions in the form of Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution;

(ii)	redeem, purchase or otherwise acquire any shares of Junior Stock or pay or make any monies available for a sinking fund for such shares of Junior Stock, other than (A) upon conversion or exchange for other Junior Stock, (B) the purchase of fractional interests in shares of any Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock, or (C) the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees upon termination of employment or service with the Corporation or any of its subsidiaries;

(iii)	except as provided in Section 5(b), declare or pay any dividend or make any distribution of assets on any shares of Parity Stock, other than (A) dividends or distributions in the form of Parity Stock or Junior Stock, (B) cash solely in lieu of fractional shares in connection with any such dividend or distribution, and (C) regular quarterly dividends on the Series B Cumulative Convertible Preferred Stock declared prior to the Issue Date and payable January 1, 2008; or

(iv)	redeem, purchase or otherwise acquire any shares of Parity Stock, except upon conversion into or exchange for other Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such conversion or exchange.

(b) When dividends are not paid in full upon the shares of Mandatory Convertible Preferred Stock, all dividends declared on Mandatory Convertible Preferred Stock and any other Parity Stock shall be paid either:

(i)	pro rata so that the amount of dividends so declared on the shares of Mandatory Convertible Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Mandatory Convertible Preferred Stock and such class or series of Parity Stock bear to each other; or

(ii)	on another basis that is at least as favorable to the Holders of Mandatory Convertible Preferred Stock entitled to receive such dividends.

(6) Voting Rights. (a) The Holders of Mandatory Convertible Preferred Stock shall have no voting rights except as set forth below or as otherwise required by Delaware law from time to time:

(i)	If and whenever at any time or times a Voting Rights Triggering Event occurs, then the Holders of shares of Mandatory Convertible Preferred Stock, voting separately as a single class with any Parity Stock having similar voting rights that are exercisable (the “Voting Rights Class”), shall be entitled at the Corporation’s next regular or special meeting of shareholders of the Corporation to elect two additional directors to the Board of Directors. Upon the election of any such additional directors, the number of directors that comprise the Board of Directors shall be increased by such number of additional directors.

(ii)	Such voting rights may be exercised at a special meeting of the holders of the shares of the Voting Rights Class, called as hereinafter provided, or at any annual meeting of shareholders held for the purpose of electing directors, and thereafter at each such annual meeting at which any of such two directorships shall be vacant or expiring until such time as all dividends in arrears on the shares of Mandatory Convertible Preferred Stock shall have been paid in full, at which time or times such voting rights and the term of the directors elected pursuant to Section 6(a)(i) shall terminate. So long as the Corporation’s Certificate of Incorporation provides for a classified board, such additional directors shall be elected for terms of one, two or three years so as to cause the number of directors in each class to be as nearly equal in number as possible.

(iii)

At any time when voting rights pursuant to Section 6(a)(i) shall have vested and be continuing in Holders of Mandatory Convertible Preferred Stock, or if a vacancy shall exist in the office of any such additional director, the Board of Directors may call, and, upon written request of the Holders of record of at least 25% of the outstanding shares of Mandatory Convertible Preferred Stock addressed to the chairman of the Board of Directors shall call, a special meeting of the holders of shares of the Voting Rights Class (voting separately as a single class with any Parity Stock having similar rights that are exercisable) for the purpose of electing the directors that such holders are entitled to elect. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of shareholders at the place for holding annual meetings of shareholders of the Corporation, or, if none, at a place designated by the Board of Directors. Notwithstanding the provisions of this Section 6(a)(iii), no such special meeting shall be called during a period within the 60 days immediately preceding the date fixed for the next annual meeting of shareholders in which such case, the election of directors pursuant to Section 6(a)(i) shall be held at such annual meeting of shareholders.

(iv)	At any meeting at which the holders of the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than 50% in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. The affirmative vote of the holders of the Voting Rights Class constituting a majority of the Voting Rights Class present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

(v)	Any director elected pursuant to the voting rights created under this Section 6(a) shall hold office until the next annual meeting of shareholders at which such director’s class is being elected (unless such term has previously terminated pursuant to Section 6(a)(ii)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected by holders of the Voting Rights Class, or if there be no such remaining director, by the holders of shares of the Voting Rights Class at a special meeting called in accordance with the procedures set forth in this Section 6(a), or, if no such special meeting is called, at the next annual meeting of shareholders.

(vi)	So long as any shares of Mandatory Convertible Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Mandatory Convertible Preferred Stock and all other shares of the Voting Rights Class, voting separately as a single class, in person or by proxy, at an annual meeting of the Corporation’s shareholders or at a special meeting called for such purpose, or by written consent in lieu of such meeting, alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Restated Certificate of Incorporation or this Certificate if the amendment would amend, alter or affect the powers, preferences or rights of Mandatory Convertible Preferred Stock so as to adversely affect the Holders thereof, including, without limitation, the creation of, increase in the authorized number of, or issuance of, shares of any class or series of Senior Stock.

(vii)	In exercising the voting rights set forth in this Section 6(a), each share of Mandatory Convertible Preferred Stock and any other shares of the Voting Rights Class participating in the votes described above shall be in proportion to the liquidation preference of such share.

(b) The Corporation may authorize, increase the authorized amount of, or issue any shares of any class or series of Parity Stock or Junior Stock, without the consent of the Holders of Mandatory Convertible Preferred Stock, and in taking such actions the Corporation shall not be deemed to have affected adversely the powers, preferences or rights of Holders of shares of Mandatory Convertible Preferred Stock.

(7) Liquidation, Dissolution or Winding-Up. (a) In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder of Mandatory Convertible Preferred Stock shall be entitled to receive the Liquidation Preference plus an amount equal to accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution to be paid out of the assets of the Corporation available for distribution to its shareholders, after satisfaction of liabilities owed to the Corporation’s creditors and distributions to holders of Senior Stock, and before any payment or distribution is made on any Junior Stock, including, without limitation, Common Stock.

(b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Corporation into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 7.

(c) After the payment to the Holders of the shares of Mandatory Convertible Preferred Stock of full preferential amounts provided for in this Section 7, the Holders of Mandatory Convertible Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(d) If upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to the Liquidation Preference plus an amount equal to accumulated and unpaid dividends of the Mandatory Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Mandatory Convertible Preferred stock and the Parity Stock will share equally and ratably in any distribution of the Corporation’s assets in proportion to the respective liquidation preference and an amount equal to the accumulated and unpaid dividends to which such holders are entitled.

(8) Mandatory Conversion on the Mandatory Conversion Date. (a) Each share of Mandatory Convertible Preferred Stock shall automatically convert (unless previously converted at the option of the Holder in accordance with Section 9, pursuant to an exercise of a Cash Acquisition Conversion right pursuant to Section 10 or pursuant to an exercise of the Provisional Conversion Right pursuant to Section 11) on the Mandatory Conversion Date, into a number of shares of Common Stock equal to the Mandatory Conversion Rate.

(b) The “Mandatory Conversion Rate” shall be as follows:

(i)	if the Applicable Market Value of the Common Stock is greater than $11.83 (the “Threshold Appreciation Price”), then the Mandatory Conversion Rate shall be equal to 8.4502 shares of Common Stock per share of Mandatory Convertible Preferred Stock (the “Minimum Conversion Rate”);

(ii)	if the Applicable Market Value of the Common Stock is less than or equal to the Threshold Appreciation Price but greater than or equal to $9.70 (the “Initial Price”), then the Mandatory Conversion Rate shall be equal to $100 divided by the Applicable Market Value of the Common Stock; or

(iii)	if the Applicable Market Value of the Common Stock is less than the Initial Price, then the Mandatory Conversion Rate shall be equal to 10.3093 shares of Common Stock per share of Mandatory Convertible Preferred Stock (the “Maximum Conversion Rate”).

(c) The Fixed Conversion Rates, the Threshold Appreciation Price, the Initial Price and the Applicable Market Value are each subject to adjustment in accordance with the provisions of Section 15.

(d) In addition to the number of shares of Common Stock issuable pursuant to this Section 8 at the Mandatory Conversion Rate, the Holders of Mandatory Convertible Preferred Stock on the Mandatory Conversion Date shall have the right to receive an amount equal to all accumulated and declared and unpaid dividends on the Mandatory Convertible Preferred Stock, for the then-current Dividend Period ending on the Mandatory Conversion Date and all prior Dividend Periods (other than previously declared dividends on the Mandatory Convertible Preferred Stock payable to Holders of record as of a prior date).

In addition, if on the Mandatory Conversion Date the Corporation has not declared all or any portion of the accumulated and unpaid dividends payable on such date, the Mandatory Conversion Rate will be adjusted so that Holders receive an additional number of shares of Common Stock equal to the amount of accumulated and unpaid dividends that have not been declared (“Mandatory Conversion Additional Conversion Amount”) divided by the average of the Closing Prices of the Common Stock over the 20 consecutive Trading Day period ending on the third Trading Day immediately preceding the Mandatory Conversion Date; provided, however, that in no event shall the Corporation increase the number of shares of Common Stock to be issued in excess of the Share Cap. To the extent that the Corporation does not deliver any or all of the additional shares as a result of the Share Cap, the Corporation shall not pay the remaining Mandatory Conversion Additional Conversion Amount in cash.

(9) Early Conversion at the Option of the Holder. (a) Other than during a Cash Acquisition Conversion Period, the Holders of Mandatory Convertible Preferred Stock shall have the right to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part, at any time prior to the Mandatory Conversion Date (“Early Conversion”), into shares of Common Stock at the Minimum Conversion Rate.

(b) In addition to the number of shares of Common Stock issuable pursuant to Section 9(a), with respect to each share of Mandatory Convertible Preferred Stock being converted, the converting Holder shall have the right to receive on the effective date of the Early Conversion (the “Early Conversion Date”) all accumulated and declared and unpaid dividends for all prior Dividend Periods ending on or prior to the Dividend Payment Date immediately preceding the Early Conversion Date (other than previously declared dividends on the Mandatory Convertible Preferred Stock payable to Holders of record as of a prior date).

(c) In addition, if on the Early Conversion Date the Corporation has not declared all or any portion of the accumulated and unpaid dividends payable for such prior dividend periods, the Minimum Conversion Rate will be adjusted so that the converting Holder receives an additional number of shares of Common Stock equal to such amount of accumulated and unpaid dividends that have not been declared (the “Early Conversion Additional Conversion Amount”), divided by the average of the Closing Prices of the Common Stock over the 20 consecutive Trading Day period ending on the third Trading Day immediately preceding the Early Conversion Date; provided, however , that in no event shall the Corporation increase the number of shares of Common Stock to be issued in excess of the Share Cap. To the extent that the Corporation does not deliver any or all additional shares as a result of the Share Cap, the Corporation will not pay the remaining Early Conversion Additional Conversion Amount in cash. Except as described above, upon any Early Conversion of the Mandatory Convertible Preferred Stock, the Corporation shall make no payment or allowance for unpaid dividends on the Mandatory Convertible Preferred Stock.

(10) Cash Acquisition Conversion. (a) If a Cash Acquisition occurs prior to the Mandatory Conversion Date, the Holders of the Mandatory Convertible Preferred Stock shall have the right to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (such right of the Holders to convert their shares pursuant to this Section 10(a) being the “Cash Acquisition Conversion”) during a period (the “Cash Acquisition Conversion Period”) that begins on the effective date of such Cash Acquisition (the “Effective Date”) and ends at 5:00 p.m., New York City time, on the date that is 15 calendar days after the Effective Date (or, if earlier, the Mandatory Conversion Date) into shares of Common Stock at the Cash Acquisition Conversion Rate (as adjusted pursuant to Section 15).

(b) On or before the twentieth calendar day prior to the anticipated Effective Date of the Cash Acquisition, a written notice (the “Cash Acquisition Notice”) shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders of record as they appear on the stock register of the Corporation. Such notice shall state:

(i)	the anticipated effective date of the Cash Acquisition;

(ii)	that Holders shall have to right to effect a Cash Acquisition Conversion in connection with such Cash Acquisition during the Cash Acquisition Conversion Period;

(iii)	the Cash Acquisition Conversion Period;

(iv)	if the Corporation shall elect to pay any amount payable pursuant to Section 10(c) below in shares of Common Stock or a combination cash and shares of Common Stock, that the Corporation shall pay such amount payable in full in shares or in a combination of cash and shares of Common Stock (and if so, will specify the combination, which may be in percentage terms); and

(v)	the instructions a Holder must follow to effect a Cash Acquisition Conversion in connection with such Cash Acquisition.

(c) Upon any conversion pursuant to Section 10(a), in addition to issuing to the converting Holders the number of shares of Common Stock at the Cash Acquisition Conversion Rate, the Corporation shall:

(i)	(x) pay the converting Holders in cash (or in the Corporation’s sole discretion (subject to the Share Cap) in shares of Common Stock or a combination of cash and shares of Common Stock) to the extent the Corporation is legally permitted to do so, the sum of:

(A) an amount equal to any accumulated and declared and unpaid dividends on shares of Mandatory Convertible Preferred Stock subject to such Cash Acquisition Conversion (other than previously declared dividends on the Mandatory Convertible Preferred Stock payable to Record Holders as of a prior date), and

(B) the present value of all dividend payments on shares of Mandatory Convertible Preferred Stock subject to such Cash Acquisition Conversion for all remaining Dividend Periods from the Effective Date to but excluding the Mandatory Conversion Date (the “Cash Acquisition Dividend Make-Whole Amount”) (the present value of the remaining future dividend payments shall be computed using a discount rate equal to 8.50%), or

(y) increase the number of shares of Common Stock to be issued on conversion by a number equal to (A) the sum of any accumulated and declared and unpaid dividends and the Cash Acquisition Dividend Make-Whole Amount divided by (B) the Stock Price; and

(ii) if the Corporation has not declared all or any portion of the accumulated and unpaid dividends payable on the Effective Date, the Cash Acquisition Conversion Rate will be adjusted so that converting Holders receive an additional number of shares of Common Stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “Cash Acquisition Conversion Additional Conversion Amount”), divided by the Stock Price; provided, however , that in no event shall the Corporation increase the number of shares of Common Stock to be issued in excess of the Share Cap. To the extent that the Corporation does not deliver any or all additional shares as a result of the Share Cap, the Corporation shall not pay the remaining Cash Acquisition Conversion Additional Conversion Amount in cash.

(11) Provisional Conversion on the Provisional Conversion Date. (a) The Corporation may, at any time on or prior to July 1, 2008, at its option, cause the conversion of all, but not less than all, the outstanding shares of the Mandatory Convertible Preferred Stock into a number of shares of Common Stock equal to the Provisional Conversion Rate (subject to adjustment) (the “Provisional Conversion Right”); provided, however, that the Corporation may not elect to exercise its Provisional Conversion Right if, on or prior to July 1, 2008, the Corporation has completed a Material Transaction.

(b) Each share of Mandatory Convertible Preferred Stock shall automatically convert (unless previously converted at the option of the Holder in accordance with Section 9 or pursuant to an exercise of a Cash Acquisition Conversion right pursuant to Section 10) on the Provisional Conversion Date, into a number of shares of Common Stock equal to the Provisional Conversion Rate.

(c) The Corporation may elect to exercise the Provisional Conversion Right only if, in addition to issuing the number of shares of Common Stock equal to the Provisional Conversion Rate, the Corporation is then legally permitted to, and does, pay Holders an amount in cash equal to all accumulated and unpaid dividends (whether or not declared) on the Mandatory Convertible Preferred Stock for the then-current Dividend Period ending on the Provisional Conversion Date and all prior Dividend Periods (other than previously declared dividends on the Mandatory Convertible Preferred Stock payable to Holders of record as of a prior date). If the Corporation has not declared, or is unable to declare, all or any portion of such dividends, the Corporation shall not exercise the Provisional Conversion Right.

(d) The Corporation may elect to deliver, in lieu of shares of Common Stock upon conversion, cash or any combination of cash and shares of Common Stock, as determined by the Corporation in its sole discretion. The Corporation will deliver an amount of cash (if any) equal to (i) (x) the Provisional Conversion Rate minus (y) the number of shares of Common Stock the Corporation delivers (if any), multiplied by (ii) the Applicable Market Value.

(e) If the Corporation elects to exercise the Provisional Conversion Right, it will send a written notice by first class mail to each Holder specifying, among other things, the Provisional Conversion Date, that all accrued and unpaid dividends in respect of the current and any prior Dividend Period for which such dividend has not been paid in full will be paid in full in cash, whether such conversion amount will be payable in full in shares of Common Stock or any combination of cash and shares of Common Stock and, if a combination, specifying the portions payable in cash and Common Stock (which may be in percentage terms). In addition, the Corporation will issue a press release containing such information and publish such information on its website; provided, however, that the failure to issue such press release or publish such information on the Corporation’s website will not prevent or delay such conversion.

(12) Conversion Procedures. (a) Upon a Mandatory Conversion pursuant to Section 8 on the Mandatory Conversion Date or upon a Provisional Conversion pursuant to Section 11 on the Provisional Conversion Date, any outstanding shares of Mandatory Convertible Preferred Stock will automatically convert into shares of Common Stock. The person or persons entitled to receive the shares of Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares of Common Stock as of 5:00 p.m., New York City time, on the Mandatory Conversion Date or Provisional Conversion Date, as applicable. Except as provided under Section 15(c)(ii), prior to 5:00 p.m., New York City time, on the Mandatory Conversion Date or Provisional Conversion Date, as applicable, the shares of Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose and Holders shall have no rights with respect to such shares of Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Mandatory Convertible Preferred Stock.

(b) To effect an Early Conversion pursuant to Section 9, a Holder who:

(i) holds a beneficial interest in a global share of Mandatory Convertible Preferred stock must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to the dividend payable on the next Dividend Payment Date to which such Holder is not entitled and, if required, pay all taxes or duties, if any; or

(ii) holds shares of Mandatory Convertible Preferred Stock in certificated form must:

(A) complete and manually sign the conversion notice on the back of the Mandatory Convertible Preferred Stock certificate or a facsimile of the conversion notice;

(B) deliver the completed conversion notice and the certificated shares of Mandatory Convertible Preferred Stock to be converted to the Conversion Agent;

(C) if required, furnish appropriate endorsements and transfer documents;

(D) if required, pay funds equal to the dividend payable on the next Dividend Payment Date to which such Holder is not entitled; and

(E) if required, pay all transfer or similar taxes, if any.

The Early Conversion Date will be the date on which a Holder has satisfied all of the foregoing requirements, to the extent applicable. Holders will not be required to pay any taxes or duties relating to the issuance or delivery of Common Stock if Holders exercise their conversion rights, but they will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Stock in a name other than the name of such Holder. Certificates representing Common Stock will be issued and delivered only after all applicable taxes and duties, if any, payable by Holders have been paid in full.

The person or persons entitled to receive the Common Stock issuable upon Early Conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of 5:00 p.m., New York City time, on the applicable Early Conversion Date. No allowance or adjustment, except as set forth in Section 15, shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to such applicable Conversion Date. Prior to the applicable Early Conversion Date, shares of Common Stock issuable upon conversion of any shares of Mandatory Convertible Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Mandatory Convertible Preferred Stock shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Mandatory Convertible Preferred Stock.

In the event that an Early Conversion is effected with respect to shares of Mandatory Convertible Preferred Stock representing less than all the shares of Mandatory Convertible Preferred Stock held by a Holder, upon such Early Conversion the Corporation shall execute and the Transfer Agent shall countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Mandatory Convertible Preferred Stock as to which Early Conversion was not effected.

(c) To effect a Cash Acquisition Conversion pursuant to Section 10, a Holder shall deliver to the Conversion Agent, no earlier than the Effective Date of the Cash Acquisition, and no later than 5:00 p.m., New York City time, on the date that is 15 calendar days after the Effective Date (as specified in the Cash Acquisition Notice), the certificate(s) (if such shares are held in certificated form) evidencing the shares of Mandatory Convertible Preferred Stock with respect to which the Cash Acquisition Conversion right is being exercised, duly assigned or endorsed for transfer to the Corporation, or accompanied by duly executed stock powers relating thereto, or in blank, with a written notice to the Corporation stating the Holder’s intention to convert early in connection with the Cash Acquisition containing the information set forth in Section 12(b) and providing the Corporation with payment instructions. For the avoidance of doubt, Holders of Mandatory Convertible Preferred Stock who do not submit their conversion notice during the Cash Acquisition Conversion Period shall not be entitled to convert their shares of Mandatory Convertible Preferred Stock at the Cash Acquisition Conversion Rate or to receive the Cash Acquisition Dividend Make-Whole Amount.

The person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of 5:00 p.m., New York City time, on the applicable Cash Acquisition Conversion Date. No allowance or adjustment, except as set forth in Section 15, shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to such applicable Conversion Date. Prior to such applicable Cash Acquisition Conversion Date, shares of Common Stock issuable upon conversion of any shares of Mandatory Convertible Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Mandatory Convertible Preferred Stock shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Mandatory Convertible Preferred Stock.

In the event that a Cash Acquisition Conversion is effected with respect to shares of Mandatory Convertible Preferred Stock representing less than all the shares of Mandatory Convertible Preferred Stock held by a Holder, upon such Cash Acquisition Conversion the Corporation shall execute and the Transfer Agent shall countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Mandatory Convertible Preferred Stock as to which Cash Acquisition Conversion was not effected.

(d) Shares of Mandatory Convertible Preferred Stock shall cease to be outstanding on the applicable Conversion Date, subject to the right of Holders of such shares to receive shares of Common Stock issuable upon conversion of such shares of Mandatory Convertible Preferred Stock and other amounts and shares of Common Stock, if any, to which they are entitled pursuant to Section 8, Section 9, Section 10 or Section 11, as applicable.

(e) In the event that a Holder of shares of Mandatory Convertible Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such Mandatory Convertible Preferred Stock should be registered or the address to which the certificate or certificates representing such shares of Common Stock should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder of such Mandatory Convertible Preferred Stock as shown on the records of the Corporation and to send the certificate or certificates representing such shares of Common Stock to the address of such Holder shown on the records of the Corporation.

(13) Reservation of Common Stock. (a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury of the Corporation, solely for issuance upon the conversion of shares of Mandatory Convertible Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Mandatory Convertible Preferred Stock then outstanding. For purposes of this Section 13(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Mandatory Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Mandatory Convertible Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Common Stock delivered upon conversion of the Mandatory Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Mandatory Convertible Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other U.S. national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock; provided, however , that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Mandatory Convertible Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

(14) Fractional Shares. (a) No fractional shares of Common Stock shall be issued as a result of any conversion of shares of Mandatory Convertible Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 or a provisional conversion pursuant to Section 11 or a conversion at the option of the Holder pursuant to Section 9 or Section 10, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of:

(i) in the case of a conversion pursuant to Section 8, a Cash Acquisition Conversion pursuant to Section 10 or a Provisional Conversion pursuant to Section 11, the average of the Closing Prices over the five consecutive Trading Day period preceding the Trading Day immediately preceding the Mandatory Conversion Date, Cash Acquisition Conversion Date or Provisional Conversion Date, as applicable; or

(ii) in the case of an Early Conversion pursuant to Section 9, the Closing Price of the Common Stock on the second Trading Day immediately preceding the Early Conversion Date.

(c) If more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.

(15) Anti-Dilution Adjustments to the Fixed Conversion Rates. (a) Each Fixed Conversion Rate shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Corporation issues Common Stock to all or substantially all of the holders of Common Stock as a dividend or other distribution, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or other distribution will be divided by a fraction:

(A) the numerator of which is the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination, and

(B) the denominator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of shares of Common Stock constituting such dividend or other distribution.

Any adjustment made pursuant to this clause (i) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (i) is declared but not so paid or made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Fixed Conversion Rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (i), the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury by the Corporation but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in treasury by the Corporation.

(ii) Issuance of Stock Purchase Rights. If the Corporation issues to all or substantially all holders of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans), entitling such holders, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such rights or warrants will be increased by multiplying such Fixed Conversion Rate by a fraction:

(A) the numerator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of Common Stock issuable pursuant to such rights or warrants, and

(B) the denominator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of Common Stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the Current Market Price.

Any adjustment made pursuant to this clause (ii) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (ii) are not so issued, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to such Fixed Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each Fixed Conversion Rate shall be readjusted to such Fixed Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors). For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Corporation but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation shall not issue any such rights or warrants in respect of shares of Common Stock held in treasury by the Corporation.

(iii) Subdivisions and Combinations of the Common Stock. If outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a lesser number of shares of Common Stock, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

(A) the numerator of which is the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

(B) the denominator of which is the number of shares of Common Stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (iii) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(iv) Debt or Asset Distribution. (A) If the Corporation distributes to all or substantially all holders of Common Stock evidences of its indebtedness, shares of capital stock, securities, cash or other assets (excluding (1) any dividend or distribution covered by Section 15(a)(i), (2) any rights or warrants covered by Section 15(a)(ii), (3) any dividend or distribution covered by Section 15(a)(v) and (4) any Spin-Off to which the provisions set forth in Section 15(a)(iv)(B) apply), each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Stock entitled to receive such distribution will be multiplied by a fraction:

1. the numerator of which is the Current Market Price, and

2. the denominator of which is the Current Market Price minus the Fair Market Value on such date fixed for determination of the portion of the evidences of indebtedness, shares of capital stock, securities, cash or other assets so distributed applicable to one share of Common Stock.

(B) In the case of a Spin-Off, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Stock entitled to receive such distribution will be multiplied by a fraction:

1. the numerator of which is the sum of the Current Market Price and the Fair Market Value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock as of the fifteenth Trading Day after the Ex-Date for such distribution (or, if such shares of capital stock or equity interests are listed on a U.S. national or regional securities exchange, the average of the Closing Prices of such securities for the 10 consecutive Trading Day period ending on such fifteenth Trading Day), and

2. the denominator of which is the Current Market Price.

Any adjustment made pursuant to this clause (iv) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Stock entitled to receive such distribution. In the event that such distribution described in this clause (iv) is not so made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such distribution had not been declared. If an adjustment to each Fixed Conversion Rate is required under this clause (iv) during any conversion period in respect of shares of Mandatory Convertible Preferred Stock that have been tendered for conversion, delivery of the shares of Common Stock issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in this clause (iv).

(v) Cash Distributions. If the Corporation distributes cash to all or substantially all holders of Common Stock, (1) any cash that is distributed in a Reorganization Event to which Section 15(e) applies, (2) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Corporation or (3) any consideration payable in as part of a tender or exchange offer by the Corporation or any subsidiary of the Corporation), each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such distribution will be multiplied by a fraction:

(A) the numerator of which is the Current Market Price, and

(B) the denominator of which is the Current Market Price minus the amount per share of such distribution.

Any adjustment made pursuant to this clause (v) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Stock entitled to receive such distribution. In the event that any distribution described in this clause (v) is not so made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to such Fixed Conversion Rate which would then be in effect if such distribution had not been declared.

(vi) Self Tender Offers and Exchange Offers. If the Corporation or any subsidiary of the Corporation successfully completes a tender or exchange offer pursuant to a Schedule to or Registration Statement on Form S-4 for Common Stock (excluding any securities convertible or exchangeable for Common Stock), where the cash and the value of any other consideration included in the payment per share of Common Stock exceeds the Current Market Price, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “Expiration Date”) will be multiplied by a fraction:

(A) the numerator of which shall be equal to the sum of:

a. the aggregate cash and Fair Market Value on the Expiration Date of any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the Expiration Date; and

b. the product of the Current Market Price and the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “ Expiration Time”) on the Expiration Date; and

(B) the denominator of which shall be equal to the product of:

1.	the Current Market Price; and

2.	the number of shares of Common Stock outstanding immediately prior to the Expiration Time on the Expiration Date.

Any adjustment made pursuant to this clause (vi) shall become effective immediately after 5:00 p.m., New York City time, on the Expiration Date. In the event that the Company or one of its subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversation Rate shall be readjusted to be such Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (vi) to any tender offer or exchange offer would result in a decrease in each Fixed Conversation Rate, no adjustment shall be made for such tender offer or exchange offer under this clause (vi). If an adjustment to each Fixed Conversion Rate is required pursuant to this clause (vi) during any settlement period in respect of shares of Mandatory Convertible Preferred Stock that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (vi).

(vii) In cases where the Fair Market Value of assets (including cash), debt securities or certain rights, warrants or options to purchase securities of the Corporation as to which Section 15(a)(iv)(A) and Section 15(a)(v) apply, applicable to one share of Common Stock, distributed to stockholders equals or exceeds the average of the Closing Prices of the Common Stock over the five consecutive Trading Day period ending on the Trading Day before the Ex-Date for such distribution, rather than being entitled to an adjustment in each Fixed Conversion Rate, Holders of Mandatory Convertible Preferred Stock shall be entitled to receive upon conversion, in addition to a number of shares of Common Stock equal to the applicable conversion rate in effect on the applicable Conversion Date, the kind and amount of assets (including cash), debt securities or rights, warrants or options comprising the distribution that such Holder would have received if such Holder had converted its shares of Mandatory Convertible Preferred Stock immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution calculated by multiplying the kind and amount of assets (including cash), debt securities or rights, warrants or options comprising the distribution by the number of shares of Common Stock equal to the Minimum Conversion Rate in effect on the applicable Conversion Date.

(viii) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any Mandatory Convertible Preferred Stock, Holders shall receive, in addition to the Common Stock, the rights under such rights plan, unless, prior to such Conversion Date, the rights have separated from the Common Stock, in which case each Fixed Conversion Rate shall be adjusted at the time of separation of such rights as if the Corporation made a distribution to all holders of the Common Stock as described in Section 15(a)(iv), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) Adjustment for Tax Reasons. The Corporation may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Section 15, as the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the

Common Stock resulting from any dividend or distribution of the Corporation’s shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to each Fixed Conversion Rate.

(c) Calculation of Adjustments; Adjustments to Threshold Appreciation Price, Initial Price and Stock Price. (i) All adjustments to each Fixed Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock. Prior to the Mandatory Conversion Date, no adjustment in a Fixed Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided , that any adjustments which by reason of this Section 15(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, however that with respect to adjustments to be made to the Fixed Conversion Rates in connection with cash dividends paid by the Corporation, the Fixed Conversion Rates shall be adjusted regardless of whether such aggregate adjustments amount to one percent or more of the Fixed Conversion Rates no later than March 15 of each calendar year; provided, further that on the earlier of the Mandatory Conversion Date, the Effective Date of a Cash Acquisition or the Provisional Conversion Date, adjustments to each Fixed Conversion Rate shall be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii) If an adjustment is made to the Fixed Conversion Rates pursuant to Sections 15(a)(i), 15(a)(ii), 15(a)(iii), 15(a)(iv), 15(a)(v), 15(a)(vi) or 15(b), an inversely proportional adjustment shall also be made to the Threshold Appreciation Price and the Initial Price solely for purposes of determining which of clauses (i), (ii) and (iii) of Section 8(b) shall apply on the Mandatory Conversion Date. Such adjustment shall be made by dividing each of the Threshold Appreciation Price and the Initial Price by a fraction, the numerator of which shall be either Fixed Conversion Rate immediately after such adjustment pursuant to Sections 15(a)(i), 15(a)(ii), 15(a)(iii), 15(a)(iv), 15(a)(v), 15(a)(vi) or 15(b) and the denominator of which shall be such Fixed Conversion Rate immediately before such adjustment; provided , that if such adjustment to the Fixed Conversion Rates is required to be made pursuant to the occurrence of any of the events contemplated by Sections 15(a)(i), 15(a)(ii), 15(a)(iii), 15(a)(iv), 15(a)(v), 15(a)(vi) or 15(b) during the period taken into consideration for determining the Applicable Market Value, appropriate and customary adjustments shall be made to the Fixed Conversion Rates. The Corporation shall make appropriate adjustments to the Closing Prices prior to the relevant Ex-Date used to calculate the Applicable Market Value to account for any adjustments to the Initial Price, the Threshold Appreciation Price and the Fixed Conversion Rates that become effective during the period in which the Applicable Market Value is being calculated. If:

(A) the record date for a dividend or distribution on Common Stock occurs after the end of the 20 consecutive Trading Day period used for calculating the Applicable Market Value and before the Mandatory Conversion Date, and

(B) such dividend or distribution would have resulted in an adjustment of the number of shares issuable to the Holders of Mandatory Convertible Preferred Stock had such record date occurred on or before the last Trading Day of such 20 consecutive Trading Day period, then the Corporation shall deem the Holders of Mandatory Convertible Preferred Stock to be holders of record of Common Stock for purposes of that dividend or distribution. In this case, the Holders of the Mandatory Convertible Preferred Stock would receive the dividend or distribution on Common Stock together with the number of shares of Common Stock issuable upon the Mandatory Conversion Date.

(iii) If an adjustment is made to the Minimum Conversion Rate pursuant to Sections 15(a)(i), 15(a)(ii), 15(a)(iii), 15(a)(iv), 15(a)(v), 15(a)(vi) or 15(b), a proportional adjustment shall be made to each Stock Price column heading set forth in the table included in the definition of “Cash Acquisition Conversion Rate.” Such adjustment shall be made by multiplying each Stock Price included in such table by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to such adjustment and the denominator of which is the Minimum Conversion Rate immediately after such adjustment.

(iv) No adjustment to the Fixed Conversion Rates shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment. In addition, the applicable Conversion Rate shall not be adjusted:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(B) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date; or

(D) for a change in the par value or no par value of the Common Stock.

(d) Notice of Adjustment. Whenever the Fixed Conversion Rates are to be adjusted, the Corporation shall:

(i) compute such adjusted Fixed Conversion Rates, Cash Acquisition Conversion Rates and Provisional Conversion Rates, and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth such adjusted Fixed Conversion Rates, Cash Acquisition Conversion Rates and Provisional Conversion Rates, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based;

(ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Fixed Conversion Rates (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of Mandatory Convertible Preferred Stock of the occurrence of such event; and

(iii) as soon as practicable following the determination of such adjusted Fixed Conversion Rates, Cash Acquisition Conversion Rates and Provisional Conversion Rates, provide, or cause to be provided, to the Holders of Mandatory Convertible Preferred Stock a statement setting forth in reasonable detail the method by which the adjustment to such Fixed Conversion Rates, Cash Acquisition Conversion Rates and Provisional Conversion Rates was determined and setting forth such adjusted Fixed Conversion Rates, Cash Acquisition Conversion Rates and Provisional Conversion Rates.

(e) Reorganization Events. In the event of:

(i) any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Corporation or another Person);

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation;

(iii) any reclassification of Common Stock into securities including securities other than Common Stock; or

(iv) any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition),

(each, a “Reorganization Event”), each share of Mandatory Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders of Mandatory Convertible Preferred Stock, become convertible into the kind of securities, cash and other property (the “Exchange Property”) that such Holder would have been entitled to receive if such Holder had converted its Mandatory Convertible Preferred Stock into Common Stock immediately prior to such Reorganization Event. For purposes of the foregoing, the type and amount of consideration that a Holder of Mandatory Convertible Preferred Stock would have been entitled to receive as a holder of Common Stock in the case of any Reorganization Event that causes the Common Stock to be converted into the right to receive more than a single type of consideration determined based in part upon any form of shareholder election will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. In such event, on the applicable Conversion Date, the applicable conversion rate then in effect will be applied to determine the amount and value of securities, cash or property a holder of one share of Common Stock would have received in such transaction (without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the Conversion Date). The applicable Conversion Rate shall be determined based upon the Applicable Market Value of the Exchange Property.

For purposes of this Section 15(e), “Applicable Market Value” shall be deemed to refer to the Applicable Market Value of the Exchange Property and such value shall be determined (A) with respect to any publicly traded securities that compose all or part of the Exchange Property, based on the Closing Price of such securities, (B) in the case of any cash that composes all or part of the Exchange Property, based on the amount of such cash and (C) in the case of any other property that composes all or part of the Exchange Property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose. For purposes of this Section 15(e), the term “Closing Price” shall be deemed to refer to the closing sale price, last quoted bid price or mid-point of the last bid and ask prices, as the case may be, of any publicly traded securities that comprise all or part of the Exchange Property. For purposes of this Section 15(e), references to Common Stock in the definition of “Trading Day” shall be replaced by references to any publicly traded securities that comprise all or part of the Exchange Property.

The above provisions of this Section 15(e) shall similarly apply to successive Reorganization Events and the provisions of Section 15 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of Common Stock in any such Reorganization Event.

The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 15(e).

(16) Replacement Stock Certificates. (a) If physical certificates are issued, and any of the Mandatory Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Mandatory Convertible Preferred Stock certificate, or in lieu of and substitution for the Mandatory Convertible Preferred Stock certificate lost, stolen or destroyed, a new Mandatory Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Mandatory Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Mandatory Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(b) The Corporation is not required to issue any certificates representing the Mandatory Convertible Preferred Stock on or after the Mandatory Conversion Date. In lieu of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, shall deliver the shares of Common Stock issuable pursuant to the terms of the Mandatory Convertible Preferred Stock formerly evidenced by the certificate.

(17) Transfer Agent, Registrar, and Conversion and Dividend Disbursing Agent. The duly appointed Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent for the Mandatory Convertible Preferred Stock shall be American Stock Transfer & Trust Company, New York, New York. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders of the Mandatory Convertible Preferred Stock.

(18) Form. (a) The Mandatory Convertible Preferred Stock shall be issued in the form of one or more permanent global shares of Mandatory Convertible Preferred Stock in definitive, fully registered form with the global legend (the “Global Shares Legend”) as set forth on the form of Mandatory Convertible Preferred Stock certificate attached hereto as Exhibit A (each, a “Global Preferred Share”), which is hereby incorporated in and expressly made a part of this Certificate. The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage ( provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Shares shall be deposited on behalf of the Holders of the Mandatory Convertible Preferred Stock represented thereby with the Registrar, at its New York office as custodian for DTC or a Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 18(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 18, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The Holder of shares of the Mandatory Convertible Preferred Stock may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Mandatory Convertible Preferred Stock, this Certificate or the Restated Certificate of Incorporation. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Mandatory Convertible Preferred Stock, unless (x) the Depositary is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for the Depositary within 90 days or (z) the Corporation decides to discontinue the use of book-entry transfer through DTC (or any successor Depositary). In any such case, the Global Preferred Shares shall be exchanged in whole for definitive shares of Mandatory Convertible Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Definitive shares of Mandatory Convertible Preferred Stock shall be registered in the name or names of the Person or Person specified by the Depositary in a written instrument to the Registrar.

(b) (i) An Officer shall sign the Global Preferred Shares for the Corporation, in accordance with the Corporation’s bylaws and applicable law, by manual or facsimile signature.

(ii) If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent countersigns the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.

(iii) A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Global Preferred Share. The signature shall be conclusive evidence that such Global Preferred Share has been countersigned under this Certificate. Each Global Preferred Share shall be dated the date of its countersignature.

(19) Miscellaneous. (a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate) with postage prepaid, addressed: (i) if to the Corporation, to its office at 6500 North Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408 (Attention: General Counsel) or to the Transfer Agent at its Corporate Trust Office, or other agent of the Corporation designated as permitted by this Certificate, or (ii) if to any Holder of the Mandatory Convertible Preferred Stock or holder of shares of Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Mandatory Convertible Preferred Stock or Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Mandatory Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Mandatory Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Mandatory Convertible Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Mandatory Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c) The Liquidation Preference and the Dividend Rate each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Mandatory Convertible Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors and submitted by the Board of Directors to the Transfer Agent.

HECLA MINING COMPANY

By:
Philip C. Wolf, Senior Vice President
and General Counsel

ATTEST:

By:
,